EXHIBIT 11.2

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE
(in thousands of dollars except per share amounts)
Forty Weeks Ended November 8, 1997 and November 9, 1996
                                          Forty Weeks Ended
                                         -----------------------
                                          Nov. 8,      Nov. 9,
                                            1997         1996
                                         ---------    ---------
Primary:

  Net earnings (loss) applicable
    to common shares                     $ (1,752)    $  2,111
                                         =========    =========

Shares (in thousands of shares):

  Weighted average number of
    common shares outstanding              17,379       17,227

  Shares issuable under employee
    stock plans - weighted average             35           40

  Dilutive effect of exercise of
    certain stock options                     179           52

  Less:  Treasury stock - weighted
    average                                (5,584)      (3,303)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                            12,009       14,016
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares             $  (0.15)    $   0.15
                                         =========    =========









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